EX-99.A1

AMENDMENT

TO

STANDARD TERMS AND CONDITIONS OF TRUST
DATED AS OF APRIL 1, 1995
EFFECTIVE AS OF APRIL 27, 1995

For

STANDARD & POOR'S MIDCAP 400
DEPOSITARY RECEIPTS ("MidCap SPDR") TRUST,
SERIES 1

AND

ANY SUBSEQUENT AND SIMILAR
SERIES OF THE

MidCap SPDR TRUST
between
PDR SERVICES LLC
as Sponsor
and

THE BANK OF NEW YORK
as Trustee

Dated as of January 26, 2006
Effective as of January 27, 2006

This Amendment (the "Amendment Agreement") dated as of January 26, 2006 between PDR Services LLC, as sponsor (the "Sponsor"), and The Bank of New York, as trustee (the "Trustee"), amends the document entitled "Standard Terms and Conditions of Trust Dated as of April 1, 1995 and Effective April 27, 1995 for Standard & Poor's MidCap 400 Depositary Receipts ("MidCap SPDR") Trust, Series 1 and Any Subsequent and Similar Series of the MidCap SPDR Trust between PDR Services LLC as Sponsor and The Bank of New York as Trustee" and any and all amendments to such document adopted prior to the date hereto (hereinafter collectively referred to as the "Standard Terms") and the document entitled "Trust Indenture and Agreement Dated April 27, 1995 Incorporating Standard Terms and Conditions of Trust for Standard & Poor's MidCap 400 Depositary Receipts ("MidCap SPDR") Trust Series 1 and Subsequent and Similar Series of the MidCap SPDR Trust Dated as of April 1, 1995 and Effective April 27, 1995 between PDR Services LLC as Sponsor and The

Bank of New York as Trustee" and any and all amendments to such document adopted prior to the date hereto (hereinafter collectively referred to as the "Trust Indenture" and together with the Standard Terms, the "Trust Documents").

WITNESSETH THAT:

WHEREAS, the parties hereto have entered into the Standard Terms to facilitate the creation of the MidCap SPDR Trust, Series 1 (the "Trust"); and

WHEREAS, the parties hereto desire to amend the Standard Terms as more fully set forth below;

NOW THEREFORE, in consideration of the premises and of the mutual agreements contained herein, the Sponsor and the Trustee agree as follows:

1.    The twelfth (12th) paragraph of Section 3.04 of the Standard Terms which states:

"The Trustee further reserves the right to declare special dividends if, in its reasonable discretion, such action is necessary or advisable to preserve the status of the Trust as a regulated investment company or to avoid imposition of income or excise taxes on undistributed income."

shall be amended by adding the phrase "or would be otherwise advantageous to the Beneficial Owners, provided, however, that the last described distribution shall not be made if, in the opinion of the Trustee, it would be contrary to any other duty of the Trustee under the Agreement or would require the sale of Securities to make such distribution." to the end of the paragraph, so that the entirety of the paragraph shall now read as follows:

"The Trustee further reserves the right to declare special dividends if, in its reasonable discretion, such action is necessary or advisable to preserve the status of the Trust as a regulated investment company or to avoid imposition of income or excise taxes on undistributed income or would be otherwise advantageous to the Beneficial Owners, provided, however, that the last described distribution shall not be made if, in the opinion of the Trustee, it would be contrary to any other duty of the Trustee under the Agreement or would require the sale of Securities to make such distribution."

2.    Pursuant to Section 10.01 of the Standard Terms, both parties to this Amendment Agreement hereby agree that paragraph (1) of this Amendment Agreement is made in regard to matters as will not adversely affect the interests of Beneficial Owners in compliance with the provisions of Section 10.01(a) thereof.

3.    Pursuant to Section 10.01 of the Standard Terms, the Trustee agrees that it shall promptly furnish each DTC Participant with sufficient copies of a written notice of the substance of the terms of this Amendment Agreement for transmittal by each such DTC Participant to the Beneficial Owners of the Trust.

4.    Except as amended hereby, the Trust Documents now in effect are in all respects ratified and confirmed hereby and this Amendment Agreement and all of its provisions shall be deemed to be a part of the Trust Documents.

5.    All capitalized terms used but not otherwise defined herein shall have the meaning ascribed to them in the Trust Documents.

6.    This Amendment Agreement may be simultaneously executed in several counterparts, each of which shall be an original and all of which shall constitute but one and the same instrument.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment Agreement to be duly executed as of the date hereof.

PDR SERVICES LLC, as Sponsor

By:	/s/ Clifford J. Weber
Name: Clifford J. Weber Title: President

ATTEST:____________________
TITLE:

THE BANK OF NEW YORK, as Trustee

By:	/s/ Thomas Porrazzo
Name: Thomas Porrazzo Title: Vice President

ATTEST:____________________
TITLE: